Exhibit 10.8

March 5, 2025

Curt Hébert, Jr.

Dear Mr. Hébert,

DIRECTOR SERVICES APPOINTMENT AS A NON-EXECUTIVE DIRECTOR OF 5E ADVANCED MATERIALS, INC.

We are pleased and welcome your acceptance to be appointed as a Non-Executive Director (“NED”) of 5E Advanced Materials, Inc. (the “Company”), a company incorporated under the laws of the State of Delaware.

The following letter seeks to illustrate the context of your appointment by the Company, and the terms and conditions of such appointment, as set out herewith. It is agreed that on acceptance of this offer, this letter will constitute a contract for services and not a contract of employment.

For purposes of independence, this letter will supersede all previous or contemporaneous oral or written appointments, contracts or agreements, if applicable, entered into between yourself and the Company (or its affiliated subsidiaries). By signing this letter and therefore accepting the appointment as stated, you agree to terminate all other previous appointments with the Company, its subsidiaries and affiliates thereof commencing effective March 5, 2025 (“Effective Date”), on the following terms and conditions:

1. Appointment

(a)
You shall agree to be appointed by the Nominating and Corporate Governance Committee of the Board of Directors of the Company (the “Board”) to act as a NED of the Company.
(b)
You shall agree to be appointed by the Board as a member and/or chair of sub-committees as may be determined by the Board:

Whereby all committees shall collectively be depicted as the “Committee”; and “Appointment” shall refer to your appointment as a member of the Board and/or the Committee.

(c)
The Appointment is subject to the Company’s certificate of incorporation ("Certificate of Incorporation") and bylaws ("Bylaws"), each as may be amended or replaced from time to time (the Certificate of Incorporation and the Bylaws together, the “Governing Documents”) and nothing in this letter shall be taken to exclude or vary the terms of the Governing Documents as they apply to your Appointment.
(d)
Continuation of your Appointment is contingent upon satisfactory performance and your successful election and re-election by stockholders of the Company as and when required by the Bylaws and, as applicable, the listing standards of Nasdaq, including the Nasdaq Listing Rule 5600 Series ("Nasdaq Listing Rules"), the rules and requirements of the Securities and Exchange Commission ("SEC rules"), the Delaware General Corporation Law (“DGCL”), and the Australian Stock Exchange (“ASX Listing Rules”) at the forthcoming annual general meeting of stockholders of the Company.

2. Date of Commencement and Term

The official commencement date of your Appointment shall be the Effective Date. The term of this Appointment shall be 1 year from the Effective Date and subject to Termination and the re-election by the Company’s shareholders at the annual general meeting of stockholders of the Company.

3. Duties and Responsibilities

You will apply yourself and discharge your duties as a NED in accordance with the Bylaws, Nasdaq Listing Rules, the DGCL, the SEC rules, the ASX Listing Rules and any other applicable laws or regulatory requirements. Without limitation, you will be required to:

(a)
attend regular Board meetings and to ensure you have read all papers and information provided to you in relation to each Board meeting and undertake such additional enquiries as you deem necessary and appropriate to be informed of the Company’s financial and operational performance;
(b)
if required by the Board, sit on one or more of the Company's Board committees, as may be established by the Board from time to time;
(c)
to review management’s business plan and companywide strategy focused on the delivery of value for all stockholders of the Company;
(d)
keep the Board informed of all material activities being undertaken;
(e)
attend the annual general meeting of stockholders of the Company and any other general meetings of the Company;
(f)
act with the utmost good faith towards the Company, its stockholders and its related corporate bodies both in carrying out your duties under this Appointment and in all your dealings with the Company, its stockholders and its affiliates;
(g)
discharge your duties and responsibilities under this Appointment in accordance with your fiduciary duty to the Company and all of its stockholders;
(h)
remain mindful and ensure your status of independence remains compliant as stipulated by requirements of Nasdaq Listing Rule 5605(a)(2) and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Should your independent status cease to remain compliant, you must notify the Board of the Company of such change as soon as practical. You shall further facilitate any director independence disclosures in annual meeting proxy statements or annual report on Form 10-K, including transactions and arrangements considered by the Board in assessing director independence;
(i)
timely report ownership or changes in ownership in equity securities of the Company to facilitate compliant SEC Form 3, 4 and 5 filings in addition to ASX and other applicable filings and;
(j)
You shall not directly be responsible for the management of the Company. Your role is neither operational nor managerial in nature; however, members of the Board may draw upon your professional insight and business expertise where suitable.

As the Chair and/or member of the Committees described in Section 1(b):

(k)
You shall review the functions of your relevant committee(s) as pursuant to individually adopted Audit, Compensation and Nominating and Corporate Governance Committee Charters (“Charters”) that shall be made available to you upon a practical date subsequent to your Appointment.
(l)
You must, along with other Committee members, monitor compliance with SEC rules, Nasdaq Listing Rules, and ASX Listing Rules at all times with respect to Committee composition requirements, and assist the Company in seeking compliance, if required, by curing the event that caused failure to comply within the time frame provided by the SEC, ASX, and/or the Nasdaq Regulatory Authority.
(m)
You must refrain from accepting any direct or indirect consulting, advisory, or other compensatory fee from the Company, other than fees for directors’ service as described more fully in Section 5.

4. Additional Duties and Confirmations

(a)
By accepting this Appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role. You should advise the Board before you accept any additional commitments that may affect the time you are able to allocate to your role as a NED.
(b)
The Board may, at any time during the term of your Appointment, review your performance as a NED in accordance with processes agreed by the Board from time to time. You agree to participate in any such reviews.
(c)
The office you hold as a director of the Company becomes vacant in the following circumstances (altogether described herein as “Termination”):
i.
you cease to be a director under any provision of the DGCL or other applicable laws;
ii.
you become bankrupt or make any arrangement or composition with your creditors generally;
iii.
you become prohibited from being a director by reason of any order made under the DGCL or any other applicable laws;
iv.
you become of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental health;
v.
you resign your office by notice in writing to the Company;
vi.
you are removed from office by resolution of the Company;
vii.
at the close of any general meeting of the shareholders of the Company at which a resolution for your election or re-election is voted on but is not approved; or

viii.
any other circumstances as specified in the Governing Documents.

(d)
You must comply with the Company’s ‘Insider Trading and Securities Dealings Policy’ (including as amended or replaced from time to time) when dealing in Company securities (and any other relevant securities) and adhere to the designated prohibited periods for dealing in such securities.

(e) You must comply with the Company's Corporate Governance Guidelines (including as amended or replaced from time to time) at all times as may be applicable to your role as a NED.

(f) You must comply with the Company's Code of Business Conduct (including as amended or replaced from time to time) in carrying out your duties and responsibilities for the business and affairs of the Company.

(g) You acknowledge that the Company and its directors and officers are governed by the DGCL, the SEC, the ASX Listing Rules and the Nasdaq Listing Rules which impose strict obligations (and severe penalties) on the Company and its directors and officers concerning the disclosure and use of market sensitive information and inside information. You undertake to comply with all such obligations pursuant to the DGCL, the SEC, the Nasdaq Listing Rules, the ASX Listing Rules and all other applicable laws and regulatory requirements.

(h) You will not, except with the prior written consent of the Company, be in any way connected with or interested in any business in competition with that of the Company or its subsidiaries for the duration of your Appointment and for a period of 12 months after your Appointment ceases. You acknowledge that this restriction and time limitation is reasonable and properly required for the adequate protection of the business of the Company.

5. Fees and Expenses

You will receive compensation for your service on the Board in accordance with the following:

(a)
Annual Fee. During the term of your appointment, you will be compensated in accordance with the Company’s Non-Employee Director Compensation Policy, which may be amended from time to time. In accordance with the Non-Employee Director Compensation Policy, the combined fee for your Appointment as a NED of the Company and your role as a board member is USD $100,000 per annum, which shall be divided in equal parts between cash and Long-Term Incentive (“LTI”) equivalents, as further detailed in the below chart. Cash will be paid to you by the Company in arrears in four equal instalments on or about the last business day of each fiscal quarter.

	Cash	LTI cash value equivalent	Total
Board member	$50,000	$50,000	$100,000

*Grants shall vest in accordance with the terms and conditions of the Company’s Amended and Restated Equity Compensation Plan and the Restricted Share Unit Agreement as may be amended from time to time. As of the date of this letter, Restricted Share Units are granted on a quarterly basis aligned with the Company’s fiscal year running from July 1 to June 30.

Any change (increase or decrease) in your Annual Fee may be determined by the Board (without obligation to do so), subject to obtaining any shareholder approvals required under the Governing Documents, the DGCL, the SEC rules, the Nasdaq Listing Rules, the ASX Listing Rules or any other applicable laws or regulatory requirements.

(b)
Reimbursement of Expenses. During your Appointment, the Company shall reimburse you for all reasonable out-of-pocket expenses incurred by you in attending any in-person meetings or while handling other Board-related business, provided that you comply with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

6. Privacy of Information

(a)
You agree that you will take all reasonable precautions as may be necessary to maintain the secrecy and confidentiality of all confidential information of the Company and its affiliates, except as you are required by law to disclose. In the event that you become legally required to disclose any confidential information, prompt notice shall be given by you (in advance) to the Company. You will fully cooperate with the Company in the event that the Company elects to challenge the validity of such requirements.
(b)
You acknowledge that all materials that are or which may come into your possession during your Appointment relating to the nature, operation or activities of the Company remain the Company's property. You shall not either during the period of your Appointment or afterwards use or permit to be used any books, documents, moneys, assets, records or other property belonging to or relating to any dealings, affair or business of the

Company or its affiliates other than for the benefit of the Company. You shall immediately deliver and return to the Company all such books, documents, moneys, securities, records or other property which you then have or should have in your possession upon termination of your Appointment hereunder.

7. Data Protection

(a) By executing this letter, you consent to the Company holding and processing information about you for legal, personnel, administrative, and management purposes and in particular to the processing of any sensitive personal data as and when appropriate.

(b) You consent to the transfer of such personal information to other offices the Company may have or to other third parties for administrative purposes and other purposes in connection with your Appointment, where it is necessary or desirable to do so including for the purpose of the Company conducting any background or other checks the Company would ordinarily conduct when considering the appointment of a director of the Company.

8. Insurance and Indemnity

The Company shall establish directors’ and officers’ liability coverage and it is intended to maintain such coverage for the full term of your Appointment.

This agreement is governed in all respects by the laws of the State of Delaware, without regard to conflicts of law principles thereof.

{Signature page follows}

Exhibit 10.8

Please acknowledge your acceptance by signing where indicated below.

Yours sincerely,

/s/ Graham van't Hoff

Graham van’t Hoff

Director

For and on behalf of 5E Advanced Materials, Inc.

I have read this letter and accept the appointment on the terms detailed above.

/s/ Curtis Hébert, Jr.	March 6, 2025
Curtis Hébert, Jr	Date